NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 17, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 31, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to a plan of reorganization from a Delaware limited partnership to a Delaware operating company, which became effective after market close on May 31, 2019, each Common Units Representing Limited Partner Interests of Hi-Crush Partners LP (Old) was converted into one share of Common Stock of Hi-Crush Inc. (New). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Hi-Crush Partners LP and does not affect the continued listing on the NYSE of Hi-Crush Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 3, 2019.